Exhibit 10.1

SHARE PURCHASE AGREEMENT

BY AND AMONG

DJ ORTHOPEDICS, LLC

AND

THE STOCKHOLDERS OF NEWMED

December 15, 2005

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”), dated as of the 15th day of December 2005 is entered into by and among dj Orthopedics, LLC, a Delaware, USA, limited liability company (“Purchaser”), MBO Partenaires, a French société par actions simplifiée, having its registered offices at 75 bis, avenue Marceau, 75116 Paris, registered with the Registry of Commerce and Companies under number 443 024 237 RCS Paris, acting in its capacity as the management company of MBO Capital, a Fonds Commun de Placements à Risque, Alain Cassam-Chenaï, an individual residing at 98, rue de l’Abbé Groult, 75015 Paris (MBO Capital and Mr. Cassam-Chenaï sometimes hereinafter referred to collectively as the “MBO Stockholders”), Alain Avril, an individual residing at Chemin de Jacquemin, 64100 Bayonne, Charles Dubourg, an individual residing at 32, place du pavé, 18200 Meillant, Sophie Dubourg, an individual residing at 32, place du pavé, 18200 Meillant, and Edmond Flacks, an individual residing at 5, square des Sables, 78940 La-Queue-Lez-Yvelines (Messrs. Avril, Dubourg and Flacks and Mrs. Dubourg sometimes hereinafter referred to collectively as the “Management Stockholders”).  The MBO Stockholders and the Management Stockholders are sometimes hereinafter referred to collectively as the “Stockholders”.

RECITALS

1.             The Stockholders own all of the outstanding shares of capital stock of Newmed, a French société par actions simplifiée, having its registered offices at Paris (75008) — 37, rue des Mathurins and registered with the Registry of Commerce and Companies under number 448 205 906 RCS Paris (the “Company”).

2.             On the terms and subject to the conditions set forth in this Agreement, Purchaser desires to purchase from the Stockholders, and the Stockholders desire to sell to Purchaser, all of the outstanding capital stock of the Company (the “Shares”) and to enter into certain other agreements ancillary to such purchase and sale of Shares as provided for herein.

AGREEMENT

                                Now, therefore, the parties to this Agreement agree as follows:

Section 1

Purchase and Sale of Capital Stock and Debt

1.1           Purchase and Sale of Shares.  Subject to the terms and conditions hereof, on the Closing Date (as hereinafter defined) Purchaser shall purchase from each of the Stockholders, and each Stockholder shall sell and transfer to Purchaser, all such Stockholder’s right, title and interest, free and clear of any liens, encumbrances or charges, in and to the Shares owned by such Stockholder as shown opposite each such Stockholder’s name on Schedule 1.1 to this Agreement, such Shares constituting in the aggregate all of the issued and outstanding shares of capital stock of the Company.  Purchaser reserves the right to assign its right to receive title to the Shares to its subsidiary, dj Orthopedics France a French société par actions simplifiée, having its registered offices at rue Albert Deville, 08090 Tournes and registered with the Registry of Commerce and Companies under number 450 064 654 RCS Charleville Mezieres, and agrees to advise the Stockholders on or before the Closing (as hereinafter defined) if it will make such assignment.  Should Purchaser assign its rights under the Agreement to dj Orthopedics France SAS, the latter shall be bound by the terms of the Agreement, and Purchaser shall remain jointly and severally liable (solidairement responsable) with dj Orthopedics France SAS in respect of any and all obligations of dj Orthopedics France SAS hereunder.

1.2           Purchase and Sale of Debt.  Subject to the terms and conditions hereof, on the Closing Date Purchaser shall purchase from the Stockholders, and the Stockholders shall sell and transfer to Purchaser, all such Stockholder’s right, title and interest, free and clear of any liens, encumbrances or charges, in and to all of the debt due by the Company to the Stockholders at the date hereof (the “Debt”) as shown opposite each such Stockholder’s name on Schedule 1.2.  Purchaser reserves the right to assign its right to receive title to the Debt to its subsidiary, dj Orthopedics France SAS, and agrees to advise the Stockholders on or before the Closing (as hereinafter defined) if it will make such assignment.  Should Purchaser assign its rights under the Agreement to dj Orthopedics France SAS, the latter shall be bound by the terms of the Agreement, and Purchaser shall remain jointly and severally liable (solidairement responsable) with dj Orthopedics France SAS in respect of any and all obligations of dj Orthopedics France SAS hereunder.

1.3           Purchase Price.  Subject to possible adjustment under Section 1.6 below, the aggregate purchase price for the Shares and the Debt shall consist of a payment at Closing of €11,140,000 (the “Base Price”) and an additional payment of up to €1 million if certain revenue thresholds are reached by the Company during the one-year period following the Closing, as described below in Section 1.5 (the “Earn Out Amount”).  The Base Price shall be paid in readily available funds at the Closing and allocated between the Shares and the Debt as follows:

(i)            an amount equal to €8,686,412 for the Shares;

(ii)           an amount equal to €450,000 for Alain Avril’s balance of sale credit;

(iii)          an amount equal to €50,000 for Edmond Flacks’ balance of sale credit;

(iv)          an amount equal to €147,500 for the current indebtedness of the Company to the Stockholders; and

(v)           an amount equal to €1,806,088 for the then outstanding convertible bonds of the Company.

Schedule 1.3 shows the allocation of the above amounts comprising the Base Price between the various Stockholders.

1.4           Repayment of the Third Party Debt.  Purchaser shall cause the Company to repay to the lenders under the senior credit facility agreement (Convention de Crédit) entered into between Société Nanceienne Varin-Bernier, Crédit Industriel d’Alsace et Lorraine and Newmed on May 7, 2005, as amended by an Amendment N°1 of even date, the full amount outstanding thereunder (excluding breakage or other costs) in an amount of €1,860,000, it being provided that breakage or other costs, which are in a maximum amount of €1,000, shall be borne by the Company.

1.5           Earn Out Amount.  During the one-year measurement period of the Earn-Out, as described below, the Management Stockholders shall be in active day-to-day control of the Company’s operations, subject to the oversight and supervision of Purchaser and Purchaser Vice President, Europe.  The parties agree that the commercial policies of the Company during said measurement period will be generally consistent with those pursued by the Company prior to the Closing Date.  Purchaser and the Management Stockholders agree to consult with each other before implementing material changes to those commercial policies, particularly changes to prices or products offered to the market.  The Management Stockholders shall be entitled to receive all or a portion of the Earn Out Amount if the Revenue achieved by the Company and the Subsidiaries (as this word is defined in Section 2.2) plus the Revenue of Purchaser’s currently existing subsidiary in France (hereinafter referred to collectively as the “Net Consolidated Axmed Revenue”) during 2006 reflect growth of 10% or more over 2005.  Revenue means gross revenue deriving from bona fide sales of products to third parties (excluding any sales between any of the Company or the Subsidiaries) (chiffre d’affaires), less any discounts, other rebates, or recalls (rabais, remises, ristournes, escomptes de réglement, et retours éventuels), and excluding, for the Subsidiaries, sales made outside France (including French overseas territories — DOM/TOM-), Belgium, Luxembourg, Andorra, and Monaco.  Specifically, if the growth rate of the Net Consolidated Axmed Revenue during 2006 is less than 10%, the Management Stockholders shall receive none of the Earn Out Amount.  If the growth rate of the Net Consolidated Axmed Revenue during 2006 is 10%, the Management Stockholders shall receive 50% of the Earn Out Amount.  If such growth rate is 15% or more, the Management Stockholders shall receive the entire Earn Out Amount.  If such growth rate is between 10% and 15%, the Management Stockholders shall receive a prorata portion of the amount between 50% and 100% of the Earn Out Amount.  The Net Consolidated Axmed Revenue and the portion of the Earn Out Amount actually earned by the Management Stockholders shall be determined by Purchaser from the books and records of the Company, the Subsidiaries and Purchaser’s currently existing subsidiary in France and, to the extent earned, shall be paid to the Management Stockholders no later than 30 days after the first anniversary of this Agreement; provided, however, that the Management Stockholders shall be entitled to be paid 25% of the Earn Out Amount if the Net Consolidated Axmed Revenue during the first two complete calendar quarters following the Closing reflects a growth rate of 15% or more over the two comparable calendar quarters in the preceding year.  Payments of the Earn Out Amount to the Management Stockholders shall be made according to the instructions as appended in Schedule 1.5.  As soon as practicable and no later than thirty (30) days after the Closing Date, Purchaser shall deliver to the Management Stockholders a notice setting forth the Net Consolidated Axmed Revenue for 2005.  The Net Consolidated Axmed Revenue for 2005 shall become final thirty (30) days after delivery of such notice to the Management Stockholders (or earlier if the Management

Stockholders agree with such amount) unless the Management Stockholders notify Purchaser that they disagree with such amount.  As soon as practicable and no later than thirty (30) days after the first anniversary of the Closing Date, Purchaser shall deliver to the Management Stockholders a notice setting forth the Net Consolidated Axmed Revenue for 2006 and the Earn Out Amount.  The Net Consolidated Axmed Revenue for 2006 and the Earn Out Amount shall become final thirty (30) days after delivery of such notice to the Management Stockholders (or earlier if the Management Stockholders agree with such amount) unless the Management Stockholders notify Purchaser that they disagree with such amount.  Any dispute arising from this Section 1.5 in relation to the determination of the amount of the Net Consolidated Axmed Revenue for 2005, the Net Consolidated Axmed Revenue for 2006 or the Earn Out amount shall be settled pursuant to the provisions of Section 1.6, in fine, which shall apply mutatis mutandis.

1.6           Minimum Net Asset Requirement.  The Stockholders agree that the “Net Assets” of the Company and each of the Subsidiaries, as measured on December 31, 2005, must equal or exceed, in the aggregate, the total “Net Assets” of the Company and each of the Subsidiaries as measured on December 31, 2004.  For this purpose, “Net Assets” means (i) for the Company and Axmed, the amount referred to in the “DL” line of tax form 2051 as attached to tax return form 2065, (ii) for Axmed Iberica Productos Ortopedicos, S.L. Unipersonal, the amount referred to in line 220 of Modelo 200 “Fondos Proprios”, and (iii) for Fabrique Tunisienne Orthopédique (FTO), the “Total des capitaux propres avant affectation” line of its financial statements, all determined by application of generally accepted French accounting standards in effect on the date of this Agreement.  For purposes of calculating the “Net Assets” of the Company and each Subsidiary as at December 31, 2005, the valuation of the participation in the Subsidiaries as recorded on the Company’s balance sheet as at December 31, 2005 shall be deemed to be equal to the valuation of such participation as recorded in the Company’s balance sheet as at December 31, 2004.  If the sum of the Net Assets of the Company and the Subsidiaries on December 31, 2005 is less than the sum of the Net Assets of each such entity on December 31, 2004, the Stockholders shall pay to Purchaser, in readily available funds within ten (10) days of final agreement on the amount of said Net Assets on December 31, 2005, the difference between such Net Assets on December 31, 2004 and such amount on December 31, 2005.

As soon as practicable and no later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to the Stockholders a balance sheet for the Company and each of the Subsidiaries as of December 31, 2005 (the “2005 Balance Sheets”) which shall reflect the Net Assets of those entities on that date.  The 2005 Balance Sheets shall be prepared using generally accepted French accounting standards in effect on the date of this Agreement.  The 2005 Balance Sheets shall become final thirty (30) days after delivery to the Stockholders (or earlier if the Stockholders agree with such balance sheets) unless the Stockholders give notice to Purchaser that they disagree with any such balance sheet.  Any such notice shall specify the nature and amount of the disagreement.  The parties will work in good faith to resolve any such disagreement, but if they cannot resolve the disagreement within thirty (30) days of delivery of the notice of disagreement, the parties will submit the disagreement for resolution to KPMG (Paris).  If KPMG (Paris) is unable or unwilling to act and the Stockholders and Purchaser cannot agree, within 10 days from the date upon which KPMG (Paris) has stated that it is unwilling or unable to act, on another independent internationally recognized accounting firm not associated with any party hereto, either party hereto shall be entitled to request, via a référé proceeding the designation of such a firm by the President of the commercial Court of Paris (Tribunal de Commerce de Paris), each party having the opportunity to be heard.  The accounting firm shall act as an expert within the meaning of Article 1592 of the French civil code (and not as an arbitrator) in making any such determination, which shall be final and binding on the parties and shall not be subject to any recourse before a court or arbitration tribunal, except as necessary to enforce such determination.  One half of the fees of KPMG (Paris) (or the alternate accounting firm as the case may be) shall be borne by Purchaser, the remaining half being borne by the Stockholders, based on their respective shareholding in the Company immediately before the Closing Date.

Section 2

Representations and Warranties of the Stockholders

2.0           Qualifications to the Representations.  The Schedules attached to this Agreement identify specific items which are disclosed against the specifically identified representations and warranties contained in this Agreement.  There shall be no breach or deemed breach of any of the representations or warranties contained in this Agreement in respect of any of the matters disclosed in the Schedule against the particular representation and warranty. Notwithstanding the foregoing, information set forth in one specific section of a Schedule which is disclosed against a particular representation and warranty shall also be deemed to apply to each other applicable representation and warranty to which its relevance is apparent on its face.  Generally, the liability of the Stockholders pursuant to Section 7.2 shall be excluded only with respect to the information contained in the Schedules, provided that such information is fairly disclosed.  If any event(s) that occurred between the date of this Agreement and the Closing Date, makes one or more of the representations and warranties made or given in this Section 2 inaccurate in any material respect, the Stockholders will promptly (and in any event 1 business day before the Closing Date) inform Purchaser in writing of said event.  Where such event is likely to have a financial adverse impact on the Company or the Subsidiaries which is less than €15,000 (per event) or occurred in the ordinary course of business, Stockholders shall have the right to include in the relevant Schedule a description of such event, which shall accordingly be deemed to be disclosed pursuant to the provisions of this Section 2.0.

As of the date hereof, the Management Stockholders, jointly and severally (solidairement), and the other Stockholders, jointly but not severally (non solidairement), hereby represent and warrant to Purchaser as follows, it being provided that, subject to the provisions of the above paragraph in fine, the following representations and warranties shall also be deemed to be true as of the Closing Date as if made or given on such date :

2.1           Organization, No bankruptcy, and Qualification.  The Company is a corporation duly organized and validly existing under the laws of France.

The Company has all requisite power and authority and all licenses and other governmental authorizations necessary to own, operate and lease its properties and carry on its business as now conducted and as proposed to be conducted.  The Company is duly qualified or duly licensed to transact business and, where applicable, is in good standing in each jurisdiction, within or outside France, that the nature of the business conducted by it or its ownership or leasing of any property makes such qualification necessary.  True and complete copies of the documents by which the Company was organized and pursuant to which it is governed (“Organizational Documents”) have been delivered to Purchaser.

The Company is not currently, nor has it been in the past, the subject of any proceedings with a view to the prevention or resolution of business difficulties (or any similar actions), or of a judgment of dissolution, and there does not exist any fact justifying such a procedure or judgment involving the Company. The Company is not undergoing a period of difficulties (période suspecte) or any procedure related thereto (including a procédure d’alerte), as those terms are used in French bankruptcy law or in a situation likely to result in similar consequences under any applicable laws and there do not exist any facts justifying such a procedure or judgment against the Company.

2.2           Subsidiaries.  Schedule 2.2 hereto sets forth each direct or indirect subsidiary of the Company (hereinafter, “Subsidiary”, it being provided that for the purpose of this Agreement, Orbamed Dr. Gützlaf GmbH shall not be considered as a Subsidiary), the jurisdiction of its organization or incorporation, the number of shares and percentage of outstanding capital stock of such Subsidiary owned by the Company or any other Subsidiary and the identity of any other owner of any shares of capital stock of, or any other equity interest or security in, any such Subsidiary.  Other than the Subsidiaries and, until Closing Date, Orbamed Dr. Gützlaf GmbH, the Company and the Subsidiaries do not own, and never owned, directly or indirectly, any ownership interest or other security or investment in any corporation, partnership, limited liability company, joint venture, organization or other entity.  Each Subsidiary is a company duly organized and validly existing in its jurisdiction of organization and has all requisite power and authority and all licenses and governmental authorizations necessary to own, operate and lease its property and carry on its business as now conducted and as proposed to be conducted.  None of the Subsidiaries is currently, nor has any of them been in the past, the subject of any proceedings with a view to the prevention or resolution of business difficulties (or any similar actions), or of a judgment of dissolution, and there does not exist any fact justifying such a procedure or judgment involving any of the Subsidiaries. None of the Subsidiaries is undergoing a period of difficulties (période suspecte) or any procedure related thereto (including a procédure d’alerte), as those terms are used in French bankruptcy law or in a situation likely to result in similar consequences under any applicable laws and there do not exist any facts justifying such a procedure or judgment against any of the Subsidiaries.  True and complete copies of the Organizational Documents of each Subsidiary have been delivered to Purchaser.  No resolution has been adopted by a Subsidiary’s competent corporate body, which has not yet been registered in the commercial register of such Subsidiary, where such registration is required under applicable law.  On the Closing Date and thereafter, subject to the provisions of Section 8.4, none of the Company and the Subsidiaries shall have any liability, whether known or unknown, as a result or in connection with the shareholding previously held in Orbamed Dr. Gützlaf GmbH.

2.3           Authorization and Enforceability.  Each Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.  All action on the part of each Stockholder and, if applicable, each Stockholder’s officers, directors and equity holders, necessary for the authorization, execution and delivery of this Agreement and any agreements required or contemplated hereunder and the performance of all obligations of the Stockholder hereunder and thereunder, including the transfer and sale of the Shares and, where relevant, the Debt, has or will have been taken before the Closing Date.  This Agreement has been duly executed and delivered by each Stockholder and constitutes the valid and legally binding obligation of such Stockholder, enforceable against the Stockholder in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally.  MBO Partenaires hereby further represents that it has, and will maintain, appropriate reserves so that it will be, at all times, in a position to pay any amounts payable to Purchaser under Section 1.6 and the Stockholders’ indemnification of Purchaser provided in Section 7.2 of this Agreement.

2.4           Capitalization.  The share capital of the Company amounts to €1,000,000, consisting of 100,000 shares with a par value of €10 each, of which 100,000 shares constitute the “Shares” for purposes of this Agreement.  The Shares constitute all of the equity interests of the Company.  The Shares are owned by the Stockholders in the respective amounts shown on Schedule 1.1 attached to this Agreement.  Except as shown on Schedule 1.1 and Schedule 2.2 hereto and as provided for in the Shareholders’ Agreement existing to date between the Stockholders and which will automatically and fully terminate on Closing Date, there are as of the Closing Date no shares of capital stock of the Company or any Subsidiary, or other equity interests or securities of any nature in the Company or any Subsidiary, issued, outstanding or reserved for issuance nor are there any preemptive rights, rights of first refusal, rights of first offer or any outstanding subscriptions, options, warrants, rights, convertible securities, or other agreements, arrangements or commitments relating to the issued or unissued capital stock or other equity interests or securities of the Company or any Subsidiary.  Except as shown on Schedule 2.4(i), none of the Shares nor any outstanding share of capital stock of any Subsidiary is subject to any voting trust agreement or other contract, agreement, arrangement, commitment or understanding, including any such agreement, arrangement, commitment or understanding restricting or otherwise relating to the voting or disposition of any of such shares.  Except as set forth in Schedule 2.4(ii), there are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Subsidiary convertible into, or exchangeable for securities having the right to vote on any matters on which stockholders of the Company or any Subsidiary may vote.

There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any capital stock or equity interests or securities of the Company, any Subsidiary or any other entity or person.

2.5           Valid Issuance; Share Ownership.  All the Shares and all shares of capital stock of the Subsidiaries have been validly issued, are fully paid, have neither been directly or indirectly repaid or redeemed, and have been issued in compliance with applicable laws.  The Stockholders have good and marketable title to the Shares owned by them, free and clear of any lien, charge, encumbrance or claim by any other person or entity.  Each of the Company and any Subsidiary that owns shares of capital stock of an indirect Subsidiary of the Company has good and marketable title to the shares of capital stock owned in the Subsidiaries, free and clear of any lien, charge, encumbrance or claim by any other person or entity, with the exception of the pledge described in Schedule 2.5 and which will be released on the Closing Date.

No Stockholder is subject to any bankruptcy, reorganization or similar proceeding.  Upon delivery of the Shares to Purchaser pursuant to this Agreement against payment of the consideration therefor, Purchaser shall acquire good and valid title to such Shares.

2.6           Consents and Approvals.  No consent or approval by, or filings with, any governmental or administrative body or agency or other third party is required in connection with the execution, delivery or performance by the Stockholders of this Agreement or any agreement required or contemplated by the provisions hereof or for the consummation by the Stockholders of the transactions contemplated hereby or thereby.

2.7           No Conflicts.  Neither the execution and delivery of this Agreement or any agreements provided for hereunder, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any provision of the Organizational Documents of the Company, any Stockholder or any Subsidiary; (b) violate, breach, conflict with, or constitute a default (or constitute an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any contract, agreement, lease, license or document to which the Company, any Stockholder or any Subsidiary is a party or by which any of their respective assets or properties is bound; (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any governmental authority applicable to any Stockholder, the Company or any Subsidiary or their respective businesses or properties; or (d) give rise to the declaration or imposition of any lien or other encumbrance upon any of the Shares, any share of a Subsidiary or any property of, or used by, the Company or any Subsidiary.

2.8           Reference Accounts.  The Stockholders have delivered to Purchaser the audited corporate income statements, balance sheets, and notes thereto, of the Company and the Subsidiaries for the two fiscal years ended December 31, 2003 (or as the case may be June 30, 2004) and December 31, 2004.  The corporate income statements, balance sheets, and notes thereto, of the Company and the Subsidiaries for the year ended December 31, 2004 are attached to this Agreement as Schedule 2.8 and are hereinafter referred to as the “Reference Accounts.

The Reference Accounts (i) have been prepared in conformity with generally accepted French accounting standards (the “Accounting Standards”) consistently applied for prior periods, and (ii) fairly present the financial condition and results of operations of the Company and the Subsidiaries as of the dates and for the periods indicated therein, except concerning the notes to the accounts which do not show the amount of the retirement commitments (indemnités de départ à la retraite).  The books of account, financial data, and other records, including corporate records, of the Company and the Subsidiaries, required to be held pursuant to applicable laws, are held by the Company and the Subsidiaries, have been maintained in the ordinary course of business of the Company and the Subsidiaries, and there are no material misstatements, mistakes or omissions therein, and there have been no transactions involving the Company or the Subsidiaries that properly should have been reflected in the Reference Accounts in accordance with the Accounting Standards that have not been reflected therein.  Except concerning the amount of the retirement commitments, the Reference Accounts accurately reflects all liabilities, obligations and commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured) of the Company or any Subsidiary, except (a) liabilities, obligations or commitments incurred since December 31, 2004 in the ordinary course of business and consistent with past practice and (b) other liabilities or obligations not required to be shown on a balance sheet prepared in accordance the Accounting Standards.

                2.9           Accounts Receivable.  Any accounts receivable arising between December 31, 2004 and the Closing Date (collectively, the “Accounts Receivable”) represent bona fide sales made or services performed on or prior to such date in the ordinary course of business of the Company and the Subsidiaries and consistent with past practices.  There is no contest, claim or right of set-off contained in any oral or written agreement with any account debtor relating to the amount or validity of any Account Receivable, and the Accounts Receivable, net of reserves, are and will be collectible in the ordinary course of business of the Company and the Subsidiaries.  The reserves for uncollectible Accounts Receivable reflected in the Reference Accounts and updated to the Closing Date have been established in the ordinary course of business, in accordance with the Accounting Standards and consistent with past practices.

                2.10         Inventory.  All inventory of the Company and the Subsidiaries existing on December 31, 2004 is valued in accordance with the Accounting Standards and consistent with past practices.  All inventory of the Company and the Subsidiaries existing on the date hereof, net of reserves for obsolescence, is useable and salable in the ordinary course of business of the Company and the Subsidiaries. The reserve for obsolescence has been established in the ordinary course of business, in accordance with the Accounting Standards and consistent with past practices.

                2.11         Fixed Assets.  All fixtures, furniture, machinery, equipment and other fixed assets owned or leased by the Company or any Subsidiary (the “Fixed Assets”) are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put.  None of the Fixed Assets is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs.  The Fixed Assets are validly owned or leased and constitute all of the fixed assets used by the Company and the Subsidiaries in the operation of its and their businesses.

2.12         Absence of Certain Changes or Events.  Since the date of the Reference Accounts and except as set forth on Schedule 2.12 hereto, the Company and the Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices and none of the following has occurred:

(a)           event, fact or circumstances that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the operations, conditions or prospects of the Company and its Subsidiaries, taken as a whole;

(b)           acquisition of or agreement to acquire by merging with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business entity, in a transaction or series of related transactions;

(c)           issuance by the Company or any Subsidiary of, or commitment by it to issue, any common stock or other equity securities or obligations or any securities convertible into or exchangeable or exercisable for equity securities;

(d)           indebtedness for borrowed money incurred, assumed or guaranteed by the Company or any Subsidiary or any commitment to incur any such indebtedness entered into by the Company or any Subsidiary, or any loans made or agreed to be made by the Company or any Subsidiary other than ordinary course of business indebtedness incurred to (i) lease or acquire ordinary course of business fixed assets consistent with past practice, or (ii) finance the working capital needs of the Subsidiaries in the ordinary course of business;

(e)           increase in the compensation of officers or employees (including any such increase pursuant to the grant of or increase to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee or any severance or termination pay, except for increases to non officer employees in the ordinary course of business, consistent with past practice or as required by any existing agreement;

(f)            incurrence or imposition of a lien, security interest or encumbrance on any of the assets or other properties of the Company or any Subsidiary;

(g)           damage, destruction or loss (whether or not covered by insurance) in an aggregate amount exceeding €10,000;

(h)           delay or failure to pay or perform any obligation (including accounts payable) of the Company or any Subsidiary when due;

(i)            settlement or other resolution of any litigation, or termination, amendment, modification or waiver of, or any breach, violation or default by any party under, any contract or agreement of the Company or any Subsidiary, or entrance into a material contract, commitment or agreement;

(j)            forgiveness, waiver or agreement to extend repayment of any indebtedness or other material obligation owed by or to the Company or any Subsidiary;

(k)           disposition or lapse of any rights to use any of the intellectual property or intangible assets of the Company or any Subsidiary;

(l)            contract, agreement or transaction with any affiliate of the Company or any Subsidiary, any officer, director, stockholder or employee of the Company or any Subsidiary or any family member of any such person other than in the ordinary course of business or as disclosed in this Agreement;

(m)          declaration or payment of any dividend or other distribution or payment (whether in cash, property or equity interests) to the Stockholders or otherwise with respect to the capital stock of the Company, or any redemption, purchase or acquisition of any of the securities of the Company or any Subsidiary, with the exception of the payment of interest pursuant to the terms and conditions of the convertible bonds issued on May 7, 2003 in a total amount, as of January 2, 2006, of €255,123, it being provided that this amount was provided under the responsibility of the Stockholders, and not verified by Purchaser, and that the Stockholders hereby undertake to provide Purchaser with any appropriate explanation or evidencing document confirming this amount as soon as possible and no later than December 31, 2005;

(n)           payment on any indebtedness to any Stockholder or any person or entity affiliated with any Stockholder, with the exception of the interest owed relating to the stockholders’ debts in a total amount, as of January 2, 2006, of € 75,733 and the reimbursement, by way of set-off, of Alain Avril and Edmond Flacks stockholders debts, in a total amount, as of January 2, 2006, of €114,500, it being provided that these amounts were provided under the responsibility of the Stockholders, and not verified by Purchaser, and that the Stockholders hereby undertake to provide Purchaser with any appropriate explanation or evidencing document confirming these amounts as soon as possible and no later than December 31, 2005;

(o)           material change in the tax liability of the Company and its Subsidiaries;

(p)           capital expenditures or commitments for additions to any property of the Company or its Subsidiaries constituting capital assets in an aggregate amount exceeding  €10,000 and not previously contained in a capital budget provided to Purchaser;

(q)           change in the accounting methods or practices followed by or with respect to the Company and its Subsidiaries or any material write-down or write-up of the value of any inventory of the Company or any Subsidiary or write-off of all or a material portion of any account receivable or note receivable of the Company or any Subsidiary;

(r)            changes made or pending in the amount or nature of the reimbursements available to customers for the products of the Company or its Subsidiaries; or

(s)           negotiation, discussion or contract or agreement to take or agree to take any of the actions described in subsections (a) through (r) above.

2.13         Insurance.  Schedule 2.13 contains a true and complete list of all policies of liability, theft, life, fire, product liability, worker’s compensation, health and other forms of insurance for the Company, the Subsidiaries and their respective operations, specifying the insurer, amount of coverage, type of insurance, policy number, deductible or retention amount, premium, policy term and any pending claims thereunder.  The policies listed on such schedule are in full force and effect and the insurance available thereunder has not been exhausted.  Said insurance is sufficient in amount as of the date of the Closing, subject to reasonable deductibles, to allow the Company to replace any of the material properties of the Company or the Subsidiaries that may be damaged or destroyed.  This insurance insures the Company and the Subsidiaries and their assets and other properties against such casualties and contingencies and is carried in such amounts as is customary for companies similarly situated, which insurance is deemed by the Company to be sufficient.  Except as described on Schedule 2.13, and since December 31, 2004, neither the Company nor any Subsidiary has given any notice or filed any claim with any of the insurers under any of these insurance policies.

2.14         Occupational Safety and Health Matters - Environmental Matters.  Each of the Company and the Subsidiaries have complied and continue to comply with all material legislation and regulation in force in the country where  they each operate concerning environment, health, safety or public health protection (the “Environmental Requirements”).  Each of the Company and the Subsidiaries has, in particular, filed all notifications or declarations and obtained all required permits and authorizations necessary to conduct its business as currently carried on and operations under applicable Environmental Requirements, and complied with all material regulations (including the fire or other reports for Axmed Iberica Productos Ortopedicos attached in Schedule 2.14) relating to such notifications, declarations, permits and authorizations. None of the Company or the Subsidiaries operates any waste storage facility, quarry or installation regulated under applicable Environmental Requirements.  There are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in, or be the basis for, any liabilities on any of the Company or the Subsidiaries, arising under or relating to the Environmental Requirements.

No petroleum, petroleum hydrocarbon products, hazardous substances or wastes of any kind have been disposed of or otherwise released on, to or from any properties now or in the past owned or leased by any of the Company or the Subsidiaries (or any predecessor in interest).  Such properties do not contain asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (PCB’s), leaking and/or non complying underground storage tanks or any other chemical material or substance prohibited by any governmental authority.  The representation in this paragraph is made subject to the best knowledge of the Stockholders in relation to properties that were acquired or leased by the Company or a particular Subsidiary before the Stockholders had control (directly or indirectly) over the Company or the Subsidiary concerned.

The Company and the Subsidiaries have at all times in the past sold, transferred, transported or arranged for the transportation, treated for elimination or arranged for the treatment of elimination of hazardous substances or wastes in compliance with the Environmental Requirements.

For clarification purposes, Purchaser acknowledges that there shall be no responsibility of the Stockholders for any remediation works that may be implemented by the Company or the Subsidiaries after the Closing Date and that were required pursuant only to the Purchaser’s internal policies and practice, as opposed to, and over and beyond, any applicable Environmental Requirements.

2.15         Litigation; No Orders.  Except as set forth in Schedule 2.15, there are no actions, claims, suits, proceedings, arbitrations, complaints, or investigations pending or, to the best knowledge of the Stockholders, threatened (a) against the Company, any Subsidiary or their respective businesses or any properties before any court, administrative, governmental or regulatory body or arbitrator or mediator, or (b) that challenge the validity or propriety of any of the transactions contemplated by this Agreement.  There are no (i) facts or circumstances known to the Stockholders that could give rise to, or provide the basis for, any action which would be required to be disclosed pursuant to this Section 2.15 or (ii) outstanding judgments, orders, decrees, awards or citations of any governmental authority against the Company, any Subsidiary or their respective businesses (including any assets, property, right, obligation or liability of such businesses).

2.16         Material Contracts and Other Agreements.  Neither the Company nor any Subsidiary is a party to, nor is the Company or any Subsidiary or any of their assets or other properties used in their respective businesses bound or affected by, any contract, agreement, order, understanding, instrument, lease or other commitment, written or oral, absolute or contingent, including any credit facility agreement other than (i) material contracts, which are listed on Schedule 2.16 attached to this Agreement, accurate and complete copy (or description, where the contract is an oral contract) of which have been delivered or made available to Purchaser and (ii) contracts which are not material and which were entered into in the ordinary course of business at arms’ length conditions.  All of the contracts entered into by the Company or the Subsidiaries are valid, binding and legally enforceable in accordance with their respective terms, and neither the Company, any Subsidiary nor, to the best knowledge of the Stockholders, any other party is in material default under any such contract.  The Stockholders, the Company and the Subsidiaries have received no notice from any party to any such contract of its intention to cancel, fail to renew or reduce the scope of any such contract.  Neither the Company nor any Subsidiary is a party to any contract that restricts it from carrying on its business or any part thereof anywhere in the world or restricts it from competing in any line of business with any person or entity.

2.17         Client and Supplier Relationships.  Neither the Stockholders, the Company nor any Subsidiary has received any notice and none of them is in possession of any actual knowledge that might reasonably indicate that any of the Company’s or the Subsidiaries’ current clients, customers, subcontractors, vendors or suppliers intends to cease retaining, purchasing from, selling to or dealing with the Company or any Subsidiary in the manner in which such transactions have previously occurred or that any such current client, customer, subcontractor, vendor or supplier intends to alter in any respect the amount of such retention, purchases or sales or the extent of dealings with the Company or any Subsidiary or would alter in any respect any such retention, purchases, sales or dealings in the event of the consummation of the transactions contemplated in this Agreement.

2.18         Compliance with Laws and Charter.  The Company and each Subsidiary has at all times been, and all of its assets and properties have at all times been, in compliance in all material respects with any and all applicable rules, statutes, laws, ordinances and regulations of governmental authorities, including, without limitation, any applicable building, zoning, health, environmental, safety, employment, labor relations, export, customs or other rule, statute, law, ordinance or regulation, it being provided that the Stockholders are granted a specific right to remedy pursuant to Section 7.8.  Neither the Stockholders, the Company, any Subsidiary nor any officer, employee, agent or any other person acting on behalf of any of them has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any government or governmental agency or any other person who was, is, or may be, in a position to help or hinder the business of the Company or any Subsidiary and that (i) might subject the Company or Subsidiary to any damage or penalty in any governmental proceeding, (ii) if not given, might have or lead to a material adverse effect on the Company and the Subsidiaries, taken as a whole or (iii) has a value in excess of €2,500 individually or in the aggregate in any one-year period.  The Company and the Subsidiaries are in compliance in all respects with their respective Organizational Documents.

2.19         Licenses and Permits.  The Company and each Subsidiary has all licenses, permits, authorizations, rights, privileges, exemptions, orders and approvals issued or granted by any governmental authority necessary to conduct its business as now being conducted, and each of the foregoing (the “Licenses”) is listed on Schedule 2.19 and is in full force and effect.  The Déclarations CE de conformité have been made by the Company and the Subsidiaries, and the necessary certificates obtained, for the products sold by them.  Neither the Stockholders, the Company nor any Subsidiary has received any notice to the effect that, or otherwise been advised that, the Company or any Subsidiary is not in compliance with, or that it is in violation of, any such License.  The Company and each Subsidiary is in compliance in all material respects with the terms of each such License, and there are no currently existing circumstances that are likely to result in a failure of the Company or any Subsidiary to comply with, or in a violation by the Company or any Subsidiary of, any such License.

2.20         Title to Properties; Liens and Encumbrances.  Except as set forth in Schedule 2.20, the Company and the Subsidiaries have good and marketable title to all of their respective properties and assets (including their fonds de commerce) (all of which are sufficient for them to run their businesses as currently conducted) and, with respect to the property and assets leased by the Company or any Subsidiary, hold valid leasehold interests therein and are in compliance with such leases, in each case, whether owned or leased, subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge, except (i) liens which arose by operation of law and which did not arise as a result of a default or an omission of the Company or the Subsidiaries or (ii) liens or encumbrances which do not individually or in the aggregate materially impair the use thereof or materially detract from the value of the particular properties and assets and which have arisen only in the ordinary course of business.  Where the property is leased by the Company or any Subsidiary, the lease is a valid lease giving the concerned company renewal rights to the lease (propriété commerciale).  None of the Company and the Subsidiaries owns, or did own, any real property assets.

2.21         Brokers; Certain Expenses.  The Stockholders, the Company and the Subsidiaries have not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

2.22         Taxes, Social Security, Customs.  Except as set forth in Schedule 2.22, each of the Company and the Subsidiaries has filed by their deadlines true and correct Tax returns as required by applicable laws.  Each of the Company and the Subsidiaries has paid, or established adequate reserves for, all Taxes with respect to any periods prior to the Closing Date, inclusive.  For purposes of this Agreement, “Tax” shall mean all direct or indirect taxes, charges, fees, duties, compulsory loans, levies or other assessments or governmental charges of any kind, and any charge in the nature of taxation, whether payable directly or by withholding (wherever imposed), including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security (including any health, unemployment, housing, family allowances, pension or retirement contributions or similar payroll-related charges, taxes or assessments), excise, estimated, severance, property, local (including taxe professionnelle) or other taxes, duties, fees, assessments or charges of any kind whatsoever, including any interest thereon, and penalties, fines or additional amounts in relation, or attributable, thereto, and any payment made in or in relation thereto, imposed by any governmental authority.

None of the Company or the Subsidiaries is the subject of any inspection or inquiry, nor has received any request for information or notice from the Tax authorities or any similar bodies. To the best knowledge of the Stockholders, the Company and the Subsidiaries, no such inspections or inquiries are anticipated.

None of the Company or the Subsidiaries is bound by any obligation nor shall incur any additional Tax burden as a result of obtaining any fiscal advantages, carry forward or postponement of taxation, or any favorable Tax regime. Each of the Company and the Subsidiaries, where applicable, has fulfilled its obligations under Article 54 septies I and II of the French General tax Code and has carried out all related formalities in due course.

None of the Company or the Subsidiaries shall incur any Tax burden as a result of the termination, due to the sale of the Shares, of any tax consolidation regime applicable to it, with the exception of a tax liability on the Company in a maximum amount of €20,000, relating to réintégration de la quote part des frais et charges.

The Company and the Subsidiaries are the beneficiaries of the tax loss carry-forwards (including deferred depreciation) and carry-back receivables set forth in Schedule 2.22(i).

None of the Company or the Subsidiaries does incur or has incurred any Tax liability with respect to any of the intra-group agreement to which it is a party to, as said agreements are listed in Schedule 2.22(ii).  The Company and the Subsidiaries have kept all necessary documents to justify any amounts paid pursuant to said agreements.

The Company is not a real estate company within the meaning of Article 726 of the French General Tax Code.

2.23         Related-Party Relationships.  Except as set forth on Schedule 2.23, no Stockholder, officer, director or affiliate of the Company or any Subsidiary has any (i) interest, directly or indirectly, in any lease, lien, contract, license, loan or other agreement, transaction or arrangement to which the Company or any Subsidiary is a party or that relates in any way to any property or any aspect of the Company’s or any Subsidiary’s business, (ii) interest in any properties, assets, liabilities or other obligations of the Company or any Subsidiary or (iii) employment relationship or other relationship as a director, manager or similar such position with, or any interest, direct or indirect, in any competitor, supplier, vendor or customer of, or other person or entity having any business dealings or a business relationship with, the Company or any Subsidiary.  Except as set forth in Schedule 2.23, no Stockholder nor any officer, director or affiliate of the Company or any Subsidiary will own, hold, possess or have any other right or obligation with respect to any property or other asset on or after the Closing that is currently used in the business of the Company or any Subsidiary.

2.24         Labor Matters; Employees.  All individuals employed by the Company and the Subsidiaries are listed in Schedule 2.24(i), along with classification, salary, seniority and compensation details, including accrued paid holidays and working time related benefits (R.T.T.,…), where applicable.  Neither the Company nor the Subsidiaries has undertaken to increase the rates of remuneration or grant a bonus or advantage of any kind to any of its employees or corporate officers at any future date, either as a result of the completion of the transactions provided for herein or otherwise, except pursuant to existing employment contracts, the collective agreements or undertakings listed in Schedule 2.24(ii), or the law.  None of the senior executives or management staff of any of the Company or the Subsidiaries who are in office as of the date of this Agreement has resigned, or made known his/her intention to resign.

Schedule 2.24.(ii) sets forth, for each of the Company and the Subsidiaries, where applicable:

(a)                                 the applicable collective bargaining and company agreements;

(b)                                any exceptional agreements concluded with staff representatives;

(c)                                 remuneration systems, including premiums, bonuses, commissions, and advantages in kind, awarded to all of the staff or certain categories thereof;

(d)                                a list of each plan, program, scheme or undertaking of the Company or any Subsidiary involving employee compensation or benefits, including but not limited to pension programs, incentive bonus, profit sharing plans, medical, dental, life and disability insurance policies or programs, stock option or other equity incentives and other compensatory or fringe benefit plans or programs (the “Employee Plans”); and

(e)                                 any regional, local, company or business branch practices that provide for advantages exceeding those resulting from legislation or the applicable collective bargaining agreements.

The Company and the Subsidiaries have fully performed their obligations under any of the above.  In particular, the Company and the Subsidiaries are current in all of their respective obligations (financial and otherwise) under all of the Employee Plans, have complied in all material respects with all applicable laws relating thereto.  Neither the Company nor any Subsidiary has any liability or obligation for the provision of, or funding for, benefits or compensation under any Employee Plan beyond the annual or monthly payments required thereunder in the amounts of such payments reflected in the Reference Accounts.

Model employment contracts as concluded by the Company and the Subsidiaries are attached hereto as Schedule 2.24(iii).  Schedule 2.24(iii) also includes a copy of those contracts (as modified, if applicable) under which certain employees or management staff enjoy advantages in excess of those arising from the collective status referred to above or the model agreements attached hereto as Schedule 2.24(iii) (including, but not limited to, increased severance pay, extended notice periods, advantages in kind, pensions).  The terms and conditions of the employment agreements between each of the Company and the Subsidiaries and its employees are in compliance with the applicable laws and the collective bargaining agreements and company agreements applying to the Company and the Subsidiaries, in particular in terms of salary, compensation in kind, medical insurance, life insurance, increase of remuneration, bonus, retirement benefits, pension schemes or any severance benefits whatsoever.  Each of the Company and the Subsidiaries is now, and has been, in compliance with the individual employment contracts entered into with its employees.

All the agreements entered into between any of the Company and the Subsidiaries and any third party with respect to the direct or indirect provision of workforce to any of the Company or the Subsidiaries comply with applicable laws.  No such agreements will give rise to an obligation to provide employee benefits to any person whose services are or have been provided thereunder.

Schedule 2.24(iv) set forth the list of all corporate officers (mandataire sociaux), including for the avoidance of a doubt, all administrateurs, of any of the Company and the Subsidiaries, together with a description of any remuneration paid to them, including any advantages in kind, pensions, or any other advantage whatsoever.  No corporate officer of any of the Company or the Subsidiaries benefits from an employment agreement that is currently suspended and that could be resumed after the dismissal or resignation of such corporate officer.

The Stockholders have duly informed and consulted the works council of the Company and, when required, of any Subsidiaries, in connection with the entering into of this Agreement and the transactions provided for therein and said council(s) have accordingly issued an opinion in compliance with applicable laws.

None of the Company or the Subsidiaries has any undertakings within the context of any redundancy plan (“plan de sauvegarde de l’emploi”) that have not been performed in full, nor is any of the Company and the Subsidiaries liable to make any payment to any of its employees or corporate officers or former employees or corporate officers by way of damages or compensation for loss of office or employment or for redundancy or dismissal.

No event has occurred that would result in the increase of one of the rates of social contributions applicable to any of the Company and the Subsidiaries in effect as of the date hereof.  In particular, there has been no work-related accident insurance increase (taux majoré de cotisation d’accident du travail) applied to any of the Company and the Subsidiaries as of the date hereof.

There is no pending or, to the Stockholders’ best knowledge, threatened labor strike, work stoppage or other organized disturbance or disruption of the labor force of any of the Company and the Subsidiaries.  Generally, the Company and the Subsidiaries enjoy good and harmonious labor and employee relations with their employees, and the Stockholders have no reason to believe that the consummation of the transactions contemplated hereby will adversely affect such relations.

2.25         Trademarks, Patents and Other Rights.  Schedule 2.25(i) contains a true and complete list of all patents, patent applications, trademarks, trademark applications, service marks, trade names and copyrights (collectively, “Intellectual Property”) used by the Company or any Subsidiary in the conduct of its business.  Schedule 2.25(i) also lists or briefly describes the material computer programs and related technical data necessary for the business of the Company and its Subsidiaries as now conducted (“Software”).  The Stockholders have delivered to Purchaser true and complete copies of all license agreements under which the Company or any Subsidiary licenses the right to use any such Intellectual Property from a third party or grants to a third party a license to use any such Intellectual Property or Software.  Where applicable, the Company and the Subsidiaries have properly filed and maintained all registrations for the Intellectual Property and have paid on a timely basis all fees and other charges required to be paid to the relevant governmental authorities in connection with the filing and maintenance of such registrations.  The Company and its Subsidiaries own or have rights to use all such Intellectual Property and Software and such use, to the best knowledge of the Stockholders, does not conflict with or infringe upon the valid rights of others.  To the best knowledge of the Stockholders, no person or entity is infringing on the rights of the Company or any Subsidiary in such Intellectual Property or Software.  The Company and the Subsidiaries have a valuable body of trade secrets, including know-how, concepts, designs, manufacturing processes and other technical data (the “Proprietary Information”) for the development, manufacture and sale of their products.  To the best knowledge of the Stockholders after reasonable inquiry, the Company and the Subsidiaries have the right to use the Proprietary Information, free and clear of any rights (including license rights), liens, encumbrances or claims of others.  Reasonable security measures have been, and continue being taken by the Company and the Subsidiaries to protect the secrecy, confidentiality and value of the Proprietary Information and the Intellectual Property.  The Company and the Subsidiaries have duly obtained the certifications listed in Schedule 2.25(ii).  The Company and the Subsidiaries have not infringed any rule which might cause any of those certifications to be cancelled or terminated or otherwise negatively affected.

2.26         Bank Accounts; Powers of Attorney.  Schedule 2.26 hereto sets forth a true and complete list of (i) all bank accounts (specifying type) and safe deposit boxes of the Company and the Subsidiaries and all persons who are signatories thereunder or who have access thereto and (ii) the names of all persons holding general or special powers of attorney from the Company or any Subsidiary and a summary of the terms thereof.

2.27         Product Liability.  None of the Company or the Subsidiaries’ products have any hidden or apparent faults or defects and such products conform to all laws, contractual commitments, standards and norms, including safety, applicable to such products.  No warranty has been made with respect to such products under whose terms the Company or the Subsidiaries would be liable beyond the limits and periods provided for by the general conditions of sale of the Company or the Subsidiaries attached hereto as Schedule 2.27.

Section 3

Representations and Warranties of

Purchaser

Purchaser hereby represents and warrants to the Stockholders as follows:

3.1           Organization and Corporate Authority.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business, as such is now being conducted.  Purchaser has all requisite power and authority to execute and deliver this Agreement and the agreements and documents contemplated hereby to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

3.2           Authorization and Enforceability of Agreements.  The execution, delivery and performance by Purchaser of this Agreement and any ancillary documents and agreements to which Purchaser will be a party and the performance and consummation of the transactions contemplated thereunder have been duly and validly authorized by all necessary action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting the enforcement of creditors’ rights and remedies generally and except as enforcement may be limited by general principles of equity.  No further approvals or consents by, or filings with, any federal, state, municipal, foreign or other court or governmental or administrative body, agency or other third party is required in connection with the execution and delivery by Purchaser of this Agreement, or the consummation by Purchaser of the transactions contemplated hereby, except for those which, if not obtained, would not have a material adverse impact on the ability of Purchaser to perform its business as currently conducted or the ability of Purchaser to execute and deliver such agreement, or to consummate the transactions contemplated hereby.

3.3           No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate any provisions of the operating agreement or other organizational documents of Purchaser, (b) violate, or be in conflict with, or constitute a default (or other event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material lease, license, promissory note, contract, agreement, mortgage, deed of trust or other instrument or document to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound, (c) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority applicable to Purchaser or its properties or assets or (d) give rise to a declaration or imposition of any claim, lien, charge, security interest or encumbrance of any nature whatsoever upon any of the assets of Purchaser.

3.4           Brokers and Finders.  Purchaser has not engaged or authorized any broker, finder, investment banker or other third party to act on behalf of Purchaser, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated hereby, or has consented to or acquiesced in anyone so acting, and Purchaser knows of no claim for compensation from any such broker, finder, investment banker or other third party for so acting on behalf of Purchaser or of any basis for such a claim.

Section 4

Conditions to Closing by Purchaser

The obligation of Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived in writing by Purchaser):

4.1           Accuracy of Representations and Warranties; Performance of Covenants.  The representations and warranties of the Stockholders set forth herein shall be accurate in all material respects on and as of the date hereof and on and as of the Closing Date (as though made on and as of the Closing Date), and the Company, each Subsidiary and the Stockholders each shall have, in all material respects, performed all obligations and complied with all covenants required to be performed or to be complied with by them under this Agreement prior to the Closing Date.

4.2           Transfer of Shares.  The Stockholders shall have executed and delivered to Purchaser stock transfer forms to the effect that the Shares are validly transferred to Purchaser and such transfer shall have been duly registered in the stock ledger (registre des mouvements de titres et comptes individuels d’actionnaires) of the Company and as required by law.

4.3           Transfer of the Debt.  The Stockholders shall have executed and delivered to Purchaser transfer instruments to the effect that the Debt is fully and validly transferred to Purchaser.

4.4           Repayment of the Senior Indebtedness.  The lenders under the Third Party Debt shall have confirmed in writing that, upon, payment to them by the Company of €1,860,000, they shall have no claim whatsoever outstanding against the Company or the Subsidiaries and all corresponding securities shall be released.

4.5           Sale of Orbamed Dr. Gützlaf GmbH.  The shares of Orbamed Dr. Gützlaf GmbH shall be transferred by the Company for a consideration equal to their nominal value to any of the Stockholders or third party, with no liability for any of the Company or the Subsidiaries.

4.6           No Litigation or Legislation.  No legal action or other proceedings brought by third parties to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement or the transactions contemplated hereby shall be pending or threatened.  No law, statute, rule or regulation of a governmental body shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

4.7           No Adverse Changes.  There shall not have been instituted or threatened any litigation which materially affects the Company or any Subsidiary, and there shall not have occurred any loss or destruction of any material part of the assets of the Company or any Subsidiary or any material adverse change in the financial condition, business, prospects or operations of the Company and the Subsidiaries, taken as a whole.

4.8           Bank Guarantees.  Each of the Stockholders but MBO Capital shall have delivered to Purchaser an effective and outstanding bank guarantee issued by Fortis, Paris and, for Alain Cassam-Chenaï, Fortis, Paris or HSBC, Paris, and in such form as in Schedule 4.8, that guarantees for a two year period following the Closing Date, the payment by such Stockholder but MBO Capital of such Stockholder’s proportionate share, based on relative ownership of the Shares immediately prior to the Closing, of any amounts payable by the Stockholders but MBO Capital to Purchaser under Section 1.6 and the Stockholders’ indemnification of Purchaser provided in Section 7.2 of this Agreement.  The aggregate amount guaranteed by such bank guarantees shall be €821,990, allocated among the bank guarantees provided by such Stockholders in proportion to their relative ownership of Shares. Purchaser shall provide a copy to such Stockholders of any claim or notice made to Fortis, Paris or HSBC, Paris, as the case may be, such copy being submitted to the Stockholders at the same time as the original is submitted to the bank concerned.  To the extent any payment is made under such bank guarantees, then that payment will reduce the amount that may be owed by such Stockholders to Purchaser in relation to any Recoverable Losses or pursuant to Section 1.6, as the case may be.

4.9           Resignations.  The members of the Strategic Committee (comité stratégique) of the Company (and any other corporate officer of the Company or the Subsidiaries as may be identified by Purchaser before the Closing Date) shall have executed and delivered to Purchaser resignation letters confirming that they have no claim whatsoever outstanding against the Company in relation to their former Strategic Committee or other position.

4.10         Other Matters.  All corporate and other proceedings and actions taken in connection with the transactions contemplated hereby and all agreements, instruments and documents referred to in this Section 4 or incident to any such transactions shall be reasonably satisfactory in form and substance to Purchaser.

Section 5

Conditions to Closing by the Stockholders

Notwithstanding any provisions in Section 6.2, the obligations of the Stockholders to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction in all material respects, on or before the Closing Date, of the following conditions (unless waived in writing by the Stockholders):

5.1           Accuracy of Representations and Warranties; Performance of Covenants by Purchaser.  The representations and warranties of Purchaser set forth herein shall be accurate in all material respects on and as of the date hereof and the Closing Date (as though made on and as of the Closing Date), and Purchaser shall have, in all material respects, performed all obligations and complied with all covenants required to be performed or to be complied with by it under this Agreement on or prior to the Closing Date.

5.2           Purchase Price.  Purchaser shall have provided for the delivery of the Base Price portion of the purchase price under this Agreement to the bank account the details of which are in Schedule 5.2, it being provided that the allocation of such Base Price between, and actual payment to, the Stockholders shall be the responsibility of the Stockholders only, with no obligation or liability whatsoever for Purchaser.

5.3           No Litigation or Legislation.  No legal action or other proceedings brought by third parties to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to obtain other relief in connection with this Agreement or the transactions contemplated hereby shall be pending or threatened.  No law, statute, rule or regulation of a governmental body shall have been enacted which prohibits, restricts or delays the consummation of the transactions contemplated hereby.

5.4           Other Matters.  All corporate and other proceedings and actions taken by Purchaser in connection with the transactions contemplated hereby and all agreements,

instruments and documents referred to in this Section 5 or incident to any transactions shall be reasonably satisfactory in form and substance to the Stockholders.

Section 6

Closing

6.1           The exchange and transfer of the Shares, documents, instruments, funds and other matters described in Sections 4 and 5 above shall constitute the closing of the transaction contemplated hereunder (the “Closing”) and shall take place and occur at the offices of Latham & Watkins, 53 quai d’Orsay, 75007 Paris as soon as practicable following the satisfaction of the conditions described in said Sections 4 and 5 on the date hereof or any date as mutually agreed upon by the parties hereto, but in no event later than January 31, 2006 (the “Closing Date”), it being provided that the parties shall make their best efforts so that Closing occurs on January 2, 2006.  In case the Closing does not occur at the latest on January 31, 2006, the party which is not responsible for the Closing not to occur in due course shall have the right to terminate this agreement, with no liability whatsoever.

6.2           In the circumstance where all conditions provided in Section 4 and 5.3 are met on January 2, 2006 or thereafter and Purchaser has failed to transfer, on the same day (the “Payment Date”), the Base Price portion of the purchase price under this Agreement to the bank account the details of which are in Schedule 5.2, Purchaser shall be liable to pay to the Stockholders an amount of €25,000 per day, starting on the day following the fifth business day after the Payment Date (unless payment is made before the expiry of such five business day period), until such date as the transfer is made, provided however that the liability of Purchaser under this Section 6.2 shall in any event be limited to a maximum amount equal to €250,000.  For purposes of this Section 6.2, the condition in Section 4.2 shall be deemed to be fulfilled as soon as the Stockholders have made available to Purchaser the stock transfer forms referred to therein.

Section 7

Survival of Representations and Warranties; Indemnification

7.1           Survival.  The representations and warranties made by the Stockholders, on the one hand, and by Purchaser, on the other hand, in this Agreement or in any document, schedule or instrument delivered in connection herewith shall survive the Closing and shall continue in effect for a period of two years after the Closing Date; provided, however, that the representations of the Stockholders under Sections 2.1 (first paragraph), 2.4 (first paragraph), and 2.5 (first paragraph) shall survive indefinitely and the representations of the Stockholders under Section 2.22 shall survive for the applicable statute of limitations for the recovery of unpaid taxes or other charges by a governmental authority.

7.2           Indemnity by Stockholders.  The Management Stockholders, acting jointly and severally (solidairement), and the other Stockholders, acting jointly but not severally (non solidairement), shall indemnify and hold harmless Purchaser, the Company and the Subsidiaries from and against any loss, liability, damage or expense, including reasonable attorneys’ fees incurred as a result thereof, (the “Loss”) that Purchaser, the Company or such Subsidiary shall incur or suffer (collectively, “Purchaser’s Recoverable Losses”), arising out of or resulting from any breach or inaccuracy of any representation or warranty of the Stockholders contained in Section 2 hereof or in any document, schedule or instrument delivered by or on behalf of the Stockholders pursuant hereto.  Payments to be made by the Stockholders pursuant to this Section 7.2 shall be made to Purchaser.

7.3           Assessment of Purchaser’s Recoverable Loss.  The following rules shall apply to assess the Purchaser’s Recoverable Loss which may be owed by the Stockholders:

(i)            The Purchaser’s Recoverable Loss shall be reduced by (A) any amounts actually repaid after the Closing Date to Axmed by Axmed’s supplier Danem, up to a maximum amount of €60,000, and any amounts by which Axmed’s payables outstanding vis-à-vis Danem as of the Closing Date will be actually cancelled after the Closing Date, up to a maximum amount of €80,000, and (B) amounts by which the reserve made in Axmed’s Reference Accounts in relation to its pending dispute with Laboratoire Sober shall be cancelled after the Closing Date.  For purposes of this paragraph, amounts received by Axmed or reserves or payables of Axmed cancelled will only be taken into consideration when received or cancelled pursuant to either a final settlement agreement between Axmed and Danem or Laboratoire Sober, as the case may be, or an enforceable court decision (décision ayant force exécutoire).  In the latter case, should the enforceable court decision be ruled out by a subsequent and final court decision to the effect that the amount received or cancelled be less than what it was pursuant to the enforceable court decision, the Purchaser’s Recoverable Loss shall be increased back in due proportion and the Stockholders shall be liable in relation to such increase of the Purchaser’s Recoverable Loss.

(ii)           Any Tax reassessment of any nature whatsoever, that would result in a mere transfer of charge or income or collection of Tax from one fiscal year to the next year or preceding year, or in a corresponding tax credit or a deduction or allocation right, shall result in Purchaser, the Company or the Subsidiaries being entitled to indemnification only to the extent of the amount of penalties, interest, or financial expenses to which the Company or the Subsidiaries are subject, save in the case contemplated in Article 38-4 bis of the French Tax code. This method of calculation of the increase in liabilities or the reduction in assets will apply mutatis mutandis to any reassessments and payment of arrears to any administration and notably to the tax and social administrations.

(iii)          The Purchaser’s Recoverable Loss shall be reduced by amounts which were actually reimbursed to the Company or any of the Subsidiaries in relation to such Purchaser’s Recoverable Loss, by an insurance company (which insurance was paid for by the Company or the Subsidiaries prior to the date of the Closing), a third party or a party to the Agreement (other than Purchaser).  In the event the Company or any of the Subsidiaries are reimbursed by an insurance company in relation to such Purchaser’s Recoverable Loss subsequent to payment by the Stockholders on any Purchaser’s Recoverable Loss hereunder, and such reimbursement occurs no later than three years following the payment of such Purchaser’s

Recoverable Loss and is from insurance which was paid for by the Company or the Subsidiaries prior to the Closing Date, then the Purchaser, shall promptly remit to the Stockholders (in accordance with the ratio on which they paid the original Purchaser’s Recoverable Loss) the amount of such insurance reimbursement, but in any event such payment shall not exceed the amount of the Purchaser’s Recoverable Loss the Stockholders originally paid.

(iv)          In order to assess the amount of the Purchaser’s Recoverable Loss, account will be taken of the actual tax benefit (i.e. the actual reduction of any tax payable, as opposed to a mere increase of a tax loss carry forward) that was derived by the Company or the Subsidiaries in respect of the Tax year during which such Purchaser’s Recoverable Loss was taken into account for the determination of the taxable result of the Company or the Subsidiary concerned and that is directly linked to the Tax saving generated by the increase in liabilities or the reduction in assets resulting from the Stockholders’ misrepresentations, but also taking into account any additional Tax liability incurred by the Company or the Subsidiary concerned as a result of the payment by the Stockholders of the indemnification amount.

(v)           For the avoidance of doubt, the amount to which Purchaser, the Company or a Subsidiary might be entitled under the Stockholders’s indemnification obligations hereunder shall be reduced where and to the extent that the Purchaser’s Recoverable Loss is reserved for in the Reference Accounts.

(vii)         For the avoidance of doubt, Purchaser shall not make a Claim in relation to any event or fact constituting a breach of a representation or warranty made or given under Section 2, where such fact or event had occurred between the December 31, 2004 and the Closing Date, was taken into account for purposes of establishing the Net Assets of the Company and each of the Subsidiaries, as measured on the Closing Date pursuant to Section 1.6, and to the extent it resulted in a reduction of the Base Price.

(vi)          For the purposes of assessing the amount to which Purchaser, the Company or a Subsidiary might be entitled under the Stockholders’s indemnification obligations hereunder, account will be taken of the rules pertaining to deductible amount and cap as provided in Section 7.4 below.

7.4           Deductible amount and Cap.  The parties agree that the Stockholders’ indemnity obligations shall apply when Purchaser’s Recoverable Losses, calculated in accordance with Section 7.3 hereabove, exceed, in the aggregate €50,000, and then only to the extent of such excess, and such indemnity obligations shall in no event exceed a total of €6.5 million.

7.5           Indemnity by Purchaser.  Purchaser shall indemnify and hold harmless the Stockholders from and against, and shall reimburse the Stockholders for any Loss incurred as a result thereof that the Stockholders shall incur or suffer (collectively, “Stockholders’ Recoverable Losses”) arising out of or resulting from (i) any material breach or inaccuracy of any representation or warranty of Purchaser contained in Section 3 hereof or in any document, schedule or instrument delivered by or on behalf of Purchaser pursuant hereto, or (ii) any default or breach of an agreement or covenant made by Purchaser under or pursuant to this Agreement.

7.6           Claims for Indemnification; Disputes.

(a)           Claims for Indemnification.  Any party hereto shall give the Stockholders or Purchaser, as the case may be (the “Indemnitor”), written notice (the “Claim Notice”) of any claim (including the receipt of any demand) or the commencement of any action with respect to which indemnity may be sought ( the “Claim” or the “Claims”), within 45 days following Purchaser or any of the Stockholders becoming aware of the potential claim (or, in respect of any proceedings, including in particular any proceedings initiated by the tax or social administration, that require a response within a shorter period of time, within a shorter period sufficient to enable the Stockholders to answer in a timely fashion).  The Claim Notice shall state (i) the aggregate amount of Purchaser’s Recoverable Losses (assessed to the extent possible pursuant to Section 7.3 above) or Stockholders’ Recoverable Losses (in either case, “Recoverable Losses”) as to which indemnification is being sought (which amount may be estimated and updated from time to time), (ii) the components of the amount of Recoverable Losses for which indemnification is being sought (which components may be estimated and updated from time to time); and (iii) the specific grounds upon which the Claim for indemnification is being made.  The right to indemnification for a Claim shall be deemed to be accepted by the Indemnitor unless, within 30 days after the Indemnitor’s receipt of the Claim Notice, the Indemnitor shall notify the claimant in writing that it objects to the right to indemnification with respect to the Claim.  Any delay in sending a Claim Notice shall only result in damages for the party receiving the late Claim Notice, insofar as the latter is able to prove that such delay adversely affected its interest.

(b)           Resolution of Disputes.  Any dispute arising from the clause (a) above shall be settled pursuant to Section 9.4 hereafter.

7.7            The Purchaser will allow the Stockholders and their counsels to consult, within working hours, any register and files of the Company and/or the Subsidiaries concerning any Claim, subject to reasonable prior notice.  The Stockholders and the counsel of their choice, for which they will assume the fees, may attend any negotiations and proceedings pertaining to the object of any third party claim for which the Purchaser have provided a Claim Notice.  The Parties agree to provide each other with any assistance that is reasonably required to keep them fully informed and to enable them to defend themselves adequately against any third party claims made in connection with the Company and/or the Subsidiaries.  In addition, Purchaser shall cause the Company’s representative, upon request from the Stockholders, to meet, at the end of any given quarter following the Closing Date, with the Stockholders’ representative as appointed pursuant to Section 9.5 to discuss any progresses made in relation to the Danem and Sober litigation referred to in Section 7.3(i).  In the case of a request or a claim by a third party against the Company or a Subsidiary which will likely result in a Purchaser Recoverable Loss, the Company or the Subsidiary concerned will use, in its reasonable determination and if the nature of such claim so requires, such defences and actions as are generally appropriate to defend against or resolve such a request or claim.  If a stay of payment (including a sursis de paiement pursuant to article L.277 of the Livre des Procédures Fiscales) is available, the parties must mutually agree to elect for such stay of payment and, if such election is made (i) the Stockholders shall constitute all required guarantees, and (ii) the Stockholders shall bear the reasonable out-of-pocket expenses and costs relating to, such guarantees and stay of payment.

7.8           From and after the delivery of a Claim Notice, in the event that any Loss corresponding to a breach of Section 2.18 is susceptible to remedy, with no negative effect on the Company or the Subsidiaries, Purchaser shall allow, and shall cause the Company and the Subsidiaries to allow, the Stockholders an opportunity to implement, at Stockholders costs, such remedy within a reasonable period of time.

7.9           The amounts claimed from the Indemnitor pursuant to the Agreement will be paid to Purchaser, or the Stockholders, as the case may be, pursuant to the provisions hereafter:

i)              The Indemnitor will only be held to pay an indemnity pursuant to Section 7.2 in relation to such Recoverable Loss once the amount corresponding to the Claim is payable pursuant to either:

•	the failure of the Indemnitor to object to any Claim Notice within thirty (30) days; or
•	an express acceptance by the Indemnitor; or
•

where the Recoverable Loss results from a third party claim, to the extent none of the preceding clauses apply, an enforceable court decision (décision ayant force exécutoire) ordering the Company or a Subsidiary to pay an amount to the third party claimant, or

•

where the Recoverable Loss does not results from a third party claim, to the extent none of the two first preceding clauses apply, upon the issuance of a final and binding arbitration decision rendered in the last instance.

ii)	Payment shall be made in all cases on the earlier of the following dates:

•	thirty (30) days from the date of a Claim Notice, if the Indemnitor has not objected to such Claim Notice within such thirty (30) day period; or
•	on the date of acceptance of a Claim Notice by the Indemnitor; or
•

where the Recoverable Loss results from a third party claim, when an enforceable court decision (décision ayant force exécutoire) is rendered ordering the Company or a Subsidiary to pay an amount to the third party claimant

•	where the Recoverable Loss does not results from a third party claim, upon the issuance of a final and binding arbitration decision rendered in the last instance; or

•

with respect to the amounts owed by the Stockholders pursuant to the tax and social security representations and warranties, they will have to be paid at the latest by the end of any applicable stay of payment for such tax which Purchaser has requested, as the case may be, from the tax authorities.

Section 8

Stockholders Covenants

8.1           Disclosure of Information.  From and after the Closing, no Stockholder shall use or disclose to any person or entity, except as required by order or decree of any governmental authority, any proprietary information, trade secrets or other information that the Company and the Subsidiaries have prior to the Closing viewed as confidential, for any reason or purpose whatsoever, nor shall it make use of any such information for its own purposes or for the benefit of any person or entity except Purchaser, the Company or any of the Subsidiaries.

8.2           Further Assurances.  The Stockholders agree to prepare, execute, deliver and file any further documents, instruments, or agreements, and to take any further action, as reasonably requested by Purchaser to confirm the ownership of the Shares by Purchaser and to otherwise carry out the purpose and intention of this Agreement.

8.3           Non-Compete; Non-Solicitation.

(a)           MBO Stockholders.  During the one-year period following the Closing Date, the MBO Stockholders shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within the country of France or any other country in the European Union, that competes with the products and services included within the orthopedic bracing and supports business of the Company or any of its Subsidiaries or with any other commercial activity carried on by the Company or any Subsidiary at the Closing Date (the “Business”) (for purposes of this paragraph and for the avoidance of doubt, the Business shall not include the holding and services activities carried out by the Company); provided, however, that nothing in this Section 8.3(a) shall prohibit the MBO Stockholders during such one-year period from (i) continuing to hold an investment interest in any company or business that engages in the Business if and to the extent such investment interest were held on October 24, 2005, or (ii) becoming the owner, without participating in active management, of up to 10% of the equity of a company or business that engages in the Business.

(b)           Management Stockholders.  During the five-year period following the Closing Date, none of the Management Stockholders shall, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in or represent any business within the country of France or any other country in the European Union, that competes with the products and services included within the orthopedic bracing and supports business of the Company or any of its Subsidiaries or with any other business as may be carried on by the Company or any Subsidiary as of the date that is the first anniversary date of the Closing Date.

Purchaser has been made aware that (i) Charles Dubourg currently holds 40% of the share capital, and is a manager, of Orthofficine, a French société par actions simplifiée, having its registered offices at 3, rue Roger Pearon, 18200 St Amand Montrond and registered with the Registry of Commerce and Companies under number 383 895 984 RCS Bourges, and that (ii) Orthofficine is engaged in a business similar to the Business.  Charles Dubourg hereby undertakes, for so long as he is a shareholder or a manager of Orthofficine, to cause the latter to limit its business activity to a subcontracting business activity of manufacturing orthopedic bracing and support, and not to develop, use, or own any trademark.  Charles Dubourg further undertakes to sell its shares in Orthofficine as soon as possible and no later than March 31, 2006.

In case any of the Stockholders acquires any of the shares of Orbamed Dr. Gützlaf GmbH pursuant to Section 4.5, the acquiring Stockholder undertakes not to be involved in the management of such company and to seek to either cause the company to be liquidated, or sell such shares to a third party, as soon as possible.

(c)           The MBO Stockholders shall not, during the one-year period described in clause (a) above in this Section 8.3, and the Management Stockholders shall not, during the five-year period described in clause (b) above in this Section 8.3, directly or indirectly through another person or entity (i) induce or attempt to induce any employee, salesperson or representative of the Company or any Subsidiary of the Company to leave the employ of the Company or any such Subsidiary, or in any way interfere with the relationship between the Company or any such Subsidiary, on the one hand, and any employee, salesperson or representative thereof, on the other hand, (ii) hire any person who was an employee, salesperson or representative of the Company or any such Subsidiary after such individual’s employment or contractual relationship with the Company or any such Subsidiary has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any such Subsidiary to reduce or cease doing business with the Company or any such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or any such Subsidiary, on the other hand.

                (d)           If, at the time of enforcement of this Section 8.3, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.  The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Section 8.3.  Therefore, in the event of a breach of threatened breach of this Section 8.3, Purchaser or its successors or assigns shall, in addition to other rights and remedies existing in their favor, be entitled to specific performance and/or injunctive relief in order to enforce, or prevent any breach of, this Section 8.3.

                8.4           Orbamed Payables and Inventories.  The Management Stockholders shall make their best efforts so that (i) any unpaid inventory held by Orbamed Dr. Gützlaf GmbH be shipped back to the Company or the Subsidiary which delivered them, and so that (ii) any outstanding payable that Orbamed Dr. Gützlaf GmbH may have vis-à-vis any of the Company or the Subsidiaries be repaid to such company, all such actions to occur as soon as possible and, in so far as possible, no later than the Closing Date.

Section 9

General Provisions

9.1           Entire Agreement; Modifications; Waiver.  This Agreement and the agreements contemplated hereunder supersede any and all agreements heretofore made, written or oral, relating to the subject matter hereof, and constitute the entire agreement of the parties relating to the subject matter hereof.  This Agreement may be amended only by an instrument in writing signed by Purchaser and the Stockholders.  Inspection of documents or the receipt of information pursuant to this Agreement shall not constitute a waiver of any representation, warranty, covenant or condition hereunder.  No waiver shall be binding unless executed in writing by the party making such waiver.

9.2           Severability.  If any clause or provision of this Agreement shall be held invalid or unenforceable by the final determination of a court of competent jurisdiction, and all appeals therefrom shall have failed or the time for such appeals shall have expired, such clause or provision shall be deemed eliminated from this Agreement but the remaining provisions shall nevertheless be given full force and effect.

9.3           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their respective successors.  Except as specifically provided herein, the rights and obligations under this Agreement are not assignable or transferable by either side without the prior written consent of the other side.

9.4           Governing Law - Disputes.  This Agreement shall be construed and interpreted in accordance with the internal substantive laws of France.  The parties shall undertake in good faith to or to have their representatives promptly meet and attempt to resolve any dispute arising out or in connection with this Agreement.  If the parties are unable to resolve such disputes within 30 days, subject to the provision of Section 1.6, the resolution of the disputes shall be referred to and settled by arbitration to be held in Paris, France and conducted in accordance with the then current Commercial Arbitration Rules of the International Chamber of Commerce.  The arbitration shall be conducted by one arbitrator, in English, but the parties shall be entitled to submit written or oral advice as well as their pleadings, whether written or oral, into the French language.  Written evidence in a language other than English or French shall be translated in the English language.

The arbitration decision shall be final and binding upon the parties and the parties agree that any award granted pursuant to such decision may be enforced forthwith in any court of competent jurisdiction. This arbitration clause and any award granted pursuant to an arbitration decision thereunder shall be enforceable against the parties in accordance with the 1958 Convention on the Recognition and Enforcement of Foreign Arbitral Awards, as amended.

9.5           Stockholder Representatives.  For purposes of all communications under this Agreement directed to the Stockholders or given by the Stockholders, Mr. Alain Avril is hereby appointed the representative of the Stockholders.  Positions taken by said representative and communicated to Purchaser shall be binding on the Stockholders represented by such representatives as though taken by the Stockholders themselves.

9.6           Public Announcement.  The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such statement prior to such consultation, it being provided that Purchaser intends to make a press release immediately upon the execution of the Agreement the wording of which was communicated to, and agreed by, the Stockholders.

9.7           Notices.  All notices required or desired to be given hereunder shall be given in writing and signed by the party so giving notice, and shall be effective when personally delivered or delivered by courier, one business day after transmission if sent by facsimile and appropriate confirmation is received, or ten (10) days after being sent by registered mail, return receipt requested, first class postage and fees prepaid, addressed as set forth below.  Any party from time to time may change such party’s address for giving notice by giving notice thereof in the manner outlined above:

If to Purchaser:

dj Orthopedics, LLC.
2985 Scott Street
Vista, California 92081
Attention: Donald M. Roberts
Facsimile: (760) 734-3566

If to the Stockholders:

Alain Avril
Chemin de Jacquemin
64100 Bayonne
Facsimile:

With a copy to:

MBO Partenaires
75 bis, avenue Marceau
75116 Paris
Attention: Eric Dejoie
Facsimile : +33 1 56 64 17 19

9.8           Expenses.  Whether or not the transactions contemplated under this Agreement are consummated, each of Purchaser and the Stockholders (and not the Company) shall pay its own expenses (including outside legal and accounting fees) incident to the negotiation, preparation of the definitive written agreement, filings and preparation of documents in connection with the issuance or transfer of shares, and any other documents prepared in connection with this Agreement.  The Stockholders agree that they shall not use any assets of the Company or any Subsidiary or otherwise charge the Company or any Subsidiary for any expenses of the Stockholders hereunder.

9.9           Registration Taxes.  Transfer taxes resulting from the transfer of the Shares to Purchaser shall be borne by Purchaser.

9.10         Original copies.  This Agreement was executed in six original copies, each of Charles Dubourg and Sophie Dubourg having acknowledged that they have a common interest pursuant to Article 1325 of the French Civil Code and allowing Charles Dubourg to hold the original copy they are entitled to.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

dj Orthopedics, LLC	MBO Capital
As represented by MBO Partenaires, its société de gestion

By : Stephen Murphy	By :
Title : duly empowered	Title :

Alain Cassam-Chenai

Alain Avril

Charles Dubourg

Sophie Dubourg

Edmond Flacks